Exhibit 10.1

TSZ-KIT CHAN EMPLOYMENT AGREEMENT

Employment Agreement

This Employment Agreement (this "Agreement") is entered into in Wuhan, Hubei Province, China on May 10, 2017 by and between:

Party A: Yangtze River Development Limited ("the Company")

Address: 41 John Street, Suite 2A

New York, NY 10038

Legal Representative: Xiangyao Liu, President and Chief Executive Officer

Party B: Tsz-Kit Chan

Address: 31C Tower 1B, The Wings 2, Tseung Kwan O, NT, Hong Kong SAR, PRC

Chapter 1	General Provisions

1.       Pursuant to the Labor Law of the People's Republic of China, the Labor Contract Law of the People's Republic of China and other relevant provisions, the parties hereto have, after mutual discussions and consultations and careful consideration and adequate communications and understanding, reached the following terms and conditions:

Chapter 2	Term

2.       This Agreement shall have an initial term commencing on May 10, 2017 and ending on May 9, 2018, and shall, subject to Chapter 10 below, automatically renew for successive one year periods.

Chapter 3	Scope of Work

3.       According to Party A's work requirements, Party B agrees to assume the position of Chief Financial Officer (to carry out works relating to the listed company). With respect to Party B's job duties, work assignments, responsibility goals, job disciplines, relevant management policies, etc., the rules formulated by Party A for that job and other relevant provisions shall apply.

Chapter 4	Party B's Obligations

4.       Party B agrees that, in addition to the obligations and responsibilities set forth herein, he or she shall also:

4.1.   Within the specified work hours, contribute his or her time, energy and skills exclusively in fulfilling the obligations established by Party A and effectively performing his or her duties, in order to exert best efforts to ensure the successful completion of Party A's assignments; and

4.2.   Comply with the provisions of this Agreement, Party A's internal rules and policies and relevant laws and regulations, and fulfill his or her duties to Party A.

Chapter 5	Work Location, Work Hours, Labor Protection and Work Conditions

5.       Party B shall work at different locations according to business requirements. Party A shall be required to work Monday through Friday from 9:00 a.m. to 5:00 p.m. Party B's work hours shall be mainly for the purpose of meeting the needs of the listed company. CEO may change work hours for the needs of the listed company.

6.       Party A shall provide Party B with proper work conditions and facilities and labor protection up to the local government's standards. Party B shall comply with Party A's labor safety policies.

7.       Party A is responsible for arranging education and trainings to Party B with respect to professional skills, labor safety and hygiene policies and the Company's articles of association.

8.       Party A shall reimburse Party B's business travel, entertainment and other expenses incurred for work purposes, for which Party B is obligated to completely provide supporting voucher documents.

Chapter 6	Remunerations

9.       Party B's total remunerations include monthly salary and equity compensation as follows.

9.1.   Monthly salary. Party B is entitled to a monthly salary of US$8,000 which shall be paid for each month on the fifth day of the next month.

9.2.   Equity compensation. Party B is entitled to a share-based compensation of 100,000 shares of the Party A’s common stock for the Party B’s first year of employment. Party B may also be eligible to participate in incentive plans that Party A may establish from time to time, subject to the terms and conditions of the applicable plan.

Chapter 7	Benefits and Holidays

10.    Party B shall be entitled to the China public holidays and statutory holidays. Party B who is required to work on public holidays will be compensated by alternative day(s) off as substitution.

10.1. Annual Leave. Party B is entitled to the paid annual leave pursuant to Party A's vacation policy.

10.2. Sick Leave must be certified by a registered doctor.

10.3. Unauthorized Absences. Without prejudice to the other rights of Party A, Party A may deduct the equivalent amount of basic daily salary from Party B's salary for every day of absence from employment without the prior permission of Party A.

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Chapter 8	Labor Disciplines

11.    Party B shall comply with Party A's lawfully formulated labor disciplines and the Company's articles of association, strictly abide by Party A's instructions and decisions, safeguard all the assets of Party A and observe professional ethics.

12.    Party A has the right to make reasonable modifications to the labor disciplines and the Company's articles of association according to its business needs, provided that Party A shall inform Party B in the forms regarded as proper by Party A, which forms include but not limited to notification, public announcement, e-mail and memorandum.

Chapter 9	Confidentiality Obligations

13.    Party B shall keep confidential Party A's proprietary information and confidential information concerning Party A and its subsidiaries and affiliates and its and their respective businesses including without limitation, confidential information regarding suppliers, customers, products, and marketing and pricing data, as long as such information is not publicly disclosed, except as required either by law or by a court of competent jurisdiction, and shall comply with Party A's relevant confidentiality policies. Unless as required either by law or by a court of competent jurisdiction or subject to prior written consent from Party A, Party B shall not use, or disclose to any third party, any materials or information of Party A.

14.    Non-compete. During the term of Party B's employment hereunder and for a term of two years following termination, Party B shall not initiate, directly or indirectly, on his own behalf or on behalf of any person, contact with any person who is or was a customer of Party A within the twelve (12) month period preceding the termination of Party B's employment hereunder, or who was a prospective customer of Party A with whom Party B had dealings with in the twelve (12) month period preceding the termination of Party B's employment, for the purpose of conducting any business which is the same as or which competes with any part of the business of Party A with which Party B was involved.

15.    Party B agrees that Party A shall, according to any reasonable operational needs, whether direct or indirect, have the right to disclose Party B's personal information, including but not limited to his or her name, address, nationality, position, and salary, this Agreement and the renewals and changes thereof.

Chapter 10	Change and Termination of Agreement

16.    If any laws and regulations applicable for this Agreement is amended, the corresponding portions hereof or annexes hereto shall be amended accordingly. In the event of any material change to, or any conflict with relevant Chinese laws and regulations by, any objective condition on which the entry into the Agreement was based, which makes the performance of the Agreement impossible, the parties may, after friendly consultation, change the relevant portions of the Agreement pursuant to the relevant laws and regulations.

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17.    During the term of this Agreement, Party A may terminate this Agreement at any time by giving Party B 30-day prior written notice.

18.    During the term of the Agreement, Party B has the right to resign and terminate the Agreement, provided that he or she shall give a 30-day prior written notice to Party A.

19.    Immediately upon termination of the Agreement, Party B shall cease its engagement in any activities in Party A's name or complete any business as Party A so requested, and shall settle all the accounts. Party B shall, within 3 days of the termination hereof, return all of Party A's assets that are in Party B's possession and deliver all the documents and files (including but not limited to any written documents and electronic documents). Party A will handle the departure formalities for Party B after Party A's confirmation and issue a departure consent letter. If Party B fails to complete the said transfer formalities, Party A may refuse to handle the departure formalities for Party B.

Chapter 11	Resolution of Labor Disputes

20.    Any dispute arising from the interpretation and performance hereof shall be resolved through friendly consultation by the parties. If such friendly consultation fails, either or both of the parties may, within one year of the occurrence of the dispute, submit it for arbitration by a labor dispute arbitration committee having jurisdiction over the dispute. In case the parties have no disagreement as to the arbitral award rendered by such labor dispute arbitration commission, such arbitral award is final and binding upon the parties. In case the parties refuse to accept the arbitration award made by that labor dispute arbitration committee, they may file an action with a court of jurisdiction.

Chapter 12	Miscellaneous

21.    The invalidity or non-enforceability of any provision shall not affect the validity of any other provisions hereof.

22.    Either party's failure to perform, or delay in performance of, any of the rights hereunder shall not constitute a waiver of such right.

23.    In the case of any discrepancy between this Agreement and any related laws and regulations, the provisions of such laws and regulations shall prevail.

24.    This Agreement shall become effective upon signing and affixation of seals by both parties on the date first written above.

Party A: Yangtze River Development Limited		Party B: Tsz-Kit Chan

By:	/s/ Xiangyao Liu	By:	/s/ Tsz-Kit Chan
Name:	Xiangyao Liu		Tsz-Kit Chan
Chief Executive Officer

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